COMMERCIAL LEASE CONTRACT FINCA LA JABONERA DE MADRID CUNDINAMRCA

Place and date of the contract: Bogota, DC, October 16th, 2018

THE LESSOR: NOHRA ESPRANZA CORREA SENIOR

THE LESSEE: PLANTRO INC SAS

NIT901 214 161-5

SOLIDARITY DEBTOR: GRAHAM PROHASKA

PASSPORT HL826158

Among us, NOHRA ESPERANZA CORREA SENIOR, identified with the ID number 21.067.385, from now on THE LESSOR and from another part the company PLANTRO INC SAS commercial company domiciled in the city of Cali, with NIT 901.214.161-5, legally represented by DORA MARIA RAMIREZ BOTIA, identified with the ID number 24.115.170, hereinafter THE LESSEE and Mr. GRAHAM PROHASKA, of legal age, domiciled in the city of Toronto, Canada, identified with the passport HL826158 (Toronto) and who for of this contract will be identified as THE SOLIDARITY DEBTOR of THE LESSEE, have undertaken this commercial lease contract for the rural property which is governed by the following clauses:

FIRST: PURPOSE OF THE CONTRACT: Through this contract, the LESSOR agrees to THE LESSEE the enjoyment of an area of one thousand square meters (100,000 m2) in accordance with the attached demarcation plan of the property of the estate called FINCA LA JABONERA, located in the municipality of MADRID CUNDINAMARCA, with real-state ID number S0C-1888845, that further on will be identified by its plain address and boundaries.

SECOND: PROPERTY ADDRESS: The property is located in the municipality of Madrid (Cundlnemarca, Colombia), Vereda El Corzo, with access from Calle 13 or Troncal de Occidente.

THIRD • GENERAL BOUNDARIES OF THE PROPERTY: It consists of an estimated area of 75 hectares and 863.86 m2 and are specified in annex 1. As BOUNDARIES (annex one).

CLAUSE. Of the estate he lease corresponds to an area of 100,000 m2 in agreement with the boundaries and specifications determined in the annexed plane. (annex 2)

FOURTH: DESTINATION: THE LESSEE undertakes to use that property exclusively for themselves to carry out the activities. established · in the 1787 law of the 6th of July of 2016 through which was created the “Regulatory framework that allows safe and informed access to medical use and scientific of cannabis and its derivatives in the Colombian national territory", related to CULTIVATION, PROCESSING and STORAGE OF PLANTS AND DERIVATIVES OF CANNABIS, for medicinal purposes, and according to the norms and requirements established by the national government for these purposes, being expressly forbidden the use of the property for a different activity for which the property object of this contract is leased .

CLAUSE: The estate it will be destined to the agricultural exploitation of the following detailed crops: sowing of psychoactive cannabis plants for medicinal purposes, as well as the obtaining of mother plants for the obtaining of seeds, on the other hand, also, the use and the necessary adaptations for the development of its corporate purpose to the infrastructure for the elaboration of cannabis derivatives for medicinal purposes for national and international sales. THE LESSOR will not consider as improvements to the infrastructure nor the property object of the lease, including greenhouses, water wells, surveillance cameras, and others, that are suitable for the FINCA LA JABONERA.

FIFTH: LEASE PRICE: The rental fee will be the sum of TWO THOUSAND FIVE HUNDRED AMERICAN DOLLARS ($ 2,500 US) on a Monthly basis for one hundred thousand square meters (100,000 m2), payable in advance within the first five (5) days of each period to THE LESSOR or whoever he designates.

CLAUSE: This contract provides executive merit for receiving payment of rental fees as well as taxes specified in this contract at the legal rate. Similarly, in the case of any delays in the payment of the lease, the Administrative Expenses will be charged. The mere tolerance of THE LESSOR to accept the payment of the price after the first five (5) days of each month shall not be understood as an encouragement to renew or modify the term established for the payments in this Contract.

SIXTH: INCREASE OF THE C: ANON OF LEASE: After being expired the first year of validity of this contract and so on, every twelve (12) current months and without any requirement between the parties, the monthly lease price of canon will increase in a percentage equivalent to the Consumer Price Index CPI certified by DANE.

SEVENTH: PLACE OF THE PAYMENT: THE LESSEE will pay the price of the lease in Bogotá, DC, or by bank transfer to the account.

EIGHTH: VALIDITY OF THE CONTRACT: The present contract will have an initial duration of ten (10) years counting from the 16th of the month of October of two thousand and eighteen (2018).

NINTH: PROSPECTS AND RENEWALS: If neither party gives written notice to the other with not less than six (6) months prior to the expiration of the contract, it will be extended automatically for ten (10) more years and so on. For the renewal of the contract, the provisions of articles 518 and 519 of the Code of Commerce will be applied.

TENTH: SERVICES: The following services: AQUEDUCT, TOILET, ELECTRIC ENERGY, INTERNATIONAL TV SIGNAL, etc. The present document, along with the receipts cancelled by THE LESSOR, constitute an executive title to collect from the LESSEE, the services that I will stop paying, before and after the validity of the contract, provided that such amounts correspond to the period that the property was in his possession.

ELEVENTH: ADDITIONAL THINGS OR USES: In addition to the property identified and described above, the LESSEE will have the right of enjoyment over the total of one hundred thousand square meters {100,000 m2) of the property along with its building, WITHOUT INCLUDING CURRENT CONSTRUCTIONS. THE LESSOR authorizes THE LESSEE to request licenses for the use of this property in the terms of law 1787 of July 6th, 2016.

TWELFTH.- CRIMINAL CODE: The breach by any of the contracting parties of the obligations arising from this contract and from Law 1787 of July 6th, 2016, or the non-payment of one, or more lease fees, by THE LESSEE, shall constitute the debtor of THE LESSOR to an amount equivalent to the value of three (3) months of monthly lease that is in force at the time that such breach is presented, under the penalty .It will be understood, in any case, that the payment of the penalty does not extinguish the main obligation and that THE LESSOR may request the payment of the penalty or compensation for damages, if that is the case. This contract will be proof to suffice it for the collection of this penalty and THE LESSEE and its debtors to expressly relinquish any private or judicial requirement to constitute in default of the payment of this or any other obligation derived from the contract.

CLAUSE: THE LESSEE expressly waives the requirements for its constitution in default.

THIRTEENTH: FOREWARNING FOR DELIVERY: The parties are forced to give the corresponding forewarning for the delivery of the state with six (6) months in advance to the date of termination of the contract, in written form and by sending the communication through certified mail.

TENTH QUARTER: REQUIREMENTS: THE LESSEE Y THE DEBTOR SOLIDARITY that sign this contract expressly renounce the requirements that are dealt with in the 2007 articles of the Civil Code and 424 of the General Code of the Process and in general to those that enshrine any substantial or procedural norm by effects of the constitution in default.

FIFTEENTH: CAUSES OF TERMINATION: The LESSOR will be entitled to the termination of the plane and without notice of this lease when the LESSEE and/or YOUR SOLIDARITY DEBTOR withdraw the licenses referred to in law 1787 of July 6th 2016 or for any reason that they cannot continue with the business of medicinal cannabis. Similarly, the causes favouring LESSOR will be fare according the following: a) Assign or sublet. b) Changing the purpose of the property. c) Non-payment of the price within the term foreseen in this contract. d) The use of the Property for illicit purposes against good morals, or represent danger to the property or the health of its inhabitants, or changing the purpose for which it was leased. e) Carrying out improvements, changes or additions to the property without written authorization of the LESSOR. The non-cancellation of public services by THE LESSEE provided that the disconnection or loss of service occurs. g) The non-cancellation of the value of the administration fees within the agreed term. h) it will be grounds for termination of the Contract in favour of the LESSOR if the LESSEE makes changes to the facilities of public services without the consent and without the revision of the company providing the corresponding domiciliary public service. j ) Other provided for by law.

SIXTEETH: ASSIGNMENT OF RIGHTS: The LESSOR may freely assign the rights that emanate from this contract and such assignment will produce effects with respect to THE LESSEE and the joint debtors from the date on which they receive the certified communication.

SEVENTEETH: RECEIPT and STATUS: THE LESSEE declares that has received the property under this contract in good condition, according to the inventory that is part thereof, (Annex 3) and in the same state shall return it to LESSOR upon lease termination, or when it has to cease any of the expected causes.

EIGHTEENTH: IMPROVEMENTS: The LESSEE cannot make improvements of any species in the property without written permission from THE LESSOR, except for the locative repairs that are in charge. Is these are carried out; these will access the house holder, without indenisation for those who made them. - NON-LOCATIVE INDISPENSABLE REPAIRS: THE LESSEE cannot deduct from the value of the rent the cost of the essential repairs referred to in Article 2 7 of Law 820 of 2003.

CLAUSE: the existence in the aim field of this contract is expressly indicated, regarding the following improvements of exclusive property of the LESSEE: greenhouse assembly, creation of septic wells, adaptation of the present building for storage, production and dispatch areas, electrical fence implementation and all others that are necessary for the development of the object of this contract.

NINETEENTH: EXPENSES: The expenses caused by this contract, including the stamp duty, financial expenses (remittance commission, VAT), etc., correspond to THE LESSEE.

TWENTY: ASSIGNMENT OR CHANGE OF TENURE: The contracting parties expressly stipulate that this contract shall not form an integral part of any commercial establishment and, therefore, the alienation that the LESSEE of the commercial establishment may eventually make, does not only transfer any right of lease. to the purchaser but it is cause for termination of this lease, whenever THE LESSEE expressly agrees not to transfer, not sublet the property, or transfer their tenure .For legal purposes, this stipulation corresponds to the order to the contrary that is dealt with in Articles 516 of the Commercial Code in accordance with number 50 of the same and 528, in such a way that the responsibility of THE LESSEE will not cease with the alienation of the establishment or with the notice of the transfer, not even with the inscription of the alienation in the Mercantile Registry .THE LESSEE may not assign or sublease the property given in lease. The contravention of this obligation generates grounds for termination of the lease by THE LESSOR.

TWENTY-FIRST: ABANDONMENT OF PROPERTY: when subscribing this contract THE LESSEE expressly authorizes THE LESSOR to enter the property and recover its possession, with the sole requirement of the presence of two witnesses, in order to avoid the deterioration or dismantling of such property, provided that for any reason the property remains abandoned or uninhabited for the term of a month or more and that the exposure to the risk is such as to threaten the physical integrity of the property or the safety of the neighbourhood .The same faculty will have the solidarity debtors in case of abandonment of the property for the purpose of returning it to the LESSOR.

TWENTY SECOND: AUTHORIZATION: THE LESSEE expressly authorizes to THE LESSOR and its eventual transferee or subrogate to incorporate, report, process and consult in Data Banks, the information that relates to this contract or whatever derives from it.

TWENTY- THIRD: Upon termination of this lease agreement by any cause, THE LESSOR will not recognize or paid THE LESSEE any amount as a bonus, good name, GOOD WILL etc., because at the moment of agreement of this contract THE LESSOR does not demand payment of sum any by such concepts.

TWENTY FOURTH: THE LESSOR does not assume responsibility any kind to damages or injuries that THE LESSER may suffer by causes tuneable to third parties or to other lessors of the same property, or to a slight extent to THE LESSOR.

TWENTY-FIFTH: THE LESSEE accepts that knows the regulations of urban planning and curatorship and therefore establishes trade in that sector at its own risk and responsibility, therefore exonerates THE LESSOR of any liability in case of the closing of the property by sealing or other similar causes. THE LESSEE assumes all the expenses that this situation entails and waives the right to demand any compensation.

TWENTY-SIXTH: THE LESSEE AND THE SOLIDARITY DEBTORS, accept now that administrative expenses, such as telephone, mail, fax, telegraph, etc., will be charged to your account. Generated by the breach in the lease payment .Such delays in the payments within the term provided in the Fifth Clause will cause surcharges in money for collection expenses counted from the SIX day (6) , without prejudice to the corresponding legal actions.

TWENTY-SEVENTH: CONTRACTUAL ADDRESS AND ADDRESS FOR NOTIFICATIONS: The contractual address is the city of Madrid Cundinamarca, and the addresses following:

THE LESSEE

Address: Avenida 4 West # 6-103 APPARTMENT 201

MUNICIPALITY: CALI

TELEPHONE: 312475506

EMAIL: : .[illegible]

THE LESSOR

ADDRESS: .[illegible]

TELEPHONES: .[illegible]

CORRE O ELECTRONIC: .[illegible]

Signed in the City of Bogota, D. C., on the 16th days of the month of October two thousand and eighteen (2018) with three (3) copies of the same value and tenor, one for each of the signers.

THE LESSOR

 [illegible signature]

NOHRA ESPRANZA CORREA SENIOR

C.C.   [illegible]

THE LESSEE

  [illegible signature]

DORA MARIA RAMIREZ BOTIA

CC No

On behalf of PLANTRO INC SAS NIT. 901214161-5

SOLIDARITY DEBTOR

 [illegible signature]

GRAHAM PROHASKA

PASSPORT HL826158